UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MCCREADY, THOMAS S
   65 W HOLLAND ST
   SUMMIT HILL, PA  18250
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JANUARY 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR - HNC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK - HNBC        |1/28/0|G** |V|1,260.000         |D  |           |139,432.000        |D     |TTEE                       |
                           |2     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK - HNBC        |1/28/0|G** |V|1,260.000         |D  |           |125,694.000        |D     |SPOUSE AS TTEE             |
                           |2     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |TOTAL      |265,126.000        |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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NON-QUALIFIED STOCK OP|        |     |    | |           |   |10/13|04/13|COMMON STOCK|       |       |8,270       |D  |            |
TIONS (RIGHT TO BUY)  |        |     |    | |           |   |/99  |/09  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|        |     |    | |           |   |07/03|01/03|COMMON STOCK|       |       |8,270       |D  |            |
TIONS (RIGHT TO BUY)  |        |     |    | |           |   |/00  |/10  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|        |     |    | |           |   |07/02|01/02|COMMON STOCK|       |       |1,102       |D  |            |
TIONS (RIGHT TO BUY)  |        |     |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$23.17  |01/02|A   | |4,000      |A  |07/02|01/02|COMMON STOCK|4,000  |       |4,000*      |D  |            |
TIONS (RIGHT TO BUY)  |        |/02  |    | |           |   |/02  |/12  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |TOTAL  |21,642      |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Non-qualified stock options granted under HNC 1998 Independent Directors Stock Option Plan - Vesting 100% after 6 months
**Shares were a Bonafide Gift to his 3 children - Exempt transaction under Rule 16(b)5.
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Thomas S. McCready
DATE
February 1, 2002